STOCK RESALE RESTRICTION AGREEMENT

This STOCK RESALE RESTRICTION AGREEMENT (the "Agreement") with respect to certain stock option award agreements (the "Option Agreements") issued under the Aptimus, Inc. 1997 Stock Option Plan (the "Plan") is made and entered into as of December 23, 2005 (“Effective Date”) by and between Aptimus, Inc., a Washington corporation ("Company"), and the employee, director or service provider whose name appears in the signature block below ("Holder").

A. Holder has been granted one or more options (each, an "Option") to acquire shares of common stock of the Company (the "Shares") in such quantities and at the exercise prices set forth in Exhibit A hereto pursuant to the Option Agreements;

B. The Options designated on Exhibit A are fully vested and exercisable by reason of an action of the Company's Board of Directors, effective December 31, 2005; and

C. Company and Holder wish to impose certain resale restrictions on the Shares subject to the Options as provided herein on the terms and conditions contained herein.

NOW, THEREFORE, it is agreed as follows:

1. Resale Restriction. Holder shall not sell, contract to sell, grant any option to purchase, transfer any economic interest in or legal or equitable title to, pledge, encumber, hypothecate or otherwise transfer or dispose of (together “Resale Restrictions”) all or any portion of the Shares until the Shares have been released from the Resale Restrictions as provided herein.

2. Restricted Shares. The Shares designated "Restricted" on Exhibit A shall be subject to the Resale Restrictions.

3. Release of Restriction. The Resale Restrictions in respect to the Shares shall lapse, and such Shares shall become free of the restrictions imposed by this Agreement, in accordance with the schedule set forth on Exhibit A hereto.

4. Effect of Termination. Notwithstanding anything in this Agreement to the contrary, in the event Holder's employment or service with Company is terminated for any reason, 100% of the Shares shall become free from the Resale Restrictions as of the effective date of such termination of employment or service, as the case may be.

5. Legend. To enforce the restrictions contained in this Agreement, Holder understands and agrees that Company shall cause the legend set forth below or a legend substantially equivalent thereto, to be placed upon any certificate(s) evidencing ownership of such Shares, if any, issued prior to the lapse and release of the Resale Restrictions in respect to such Shares, together with any other legends that may be required by Company or by applicable state or federal securities laws:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON RESALE, AS SET FORTH IN THE RESALE RESTRICTION AGREEMENT BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THESE SHARES, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE ISSUER. SUCH RESALE RESTRICTIONS ARE BINDING ON TRANSFEREES OF THESE SHARES.

Each certificate or certificates including the legend set forth herein shall be held by the Secretary of the Company or the stock transfer agent or brokerage service selected by the Secretary of the Company to provide such services.

6. Stop-Transfer Notices. Holder agrees that, in order to ensure compliance with the restrictions referred to herein, Company may issue appropriate “stop transfer” instructions to its transfer agent in the event of a breach of the Resale Restrictions by Holder, its agents or transferees.

7. Refusal to Transfer. Company shall not be required (i) to transfer on its books any Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement, or (ii) to treat as owner of such Shares or to accord the right to vote or pay dividends to any holder or other transferee to whom such Shares shall have been so transferred.

8. Removal of Resale Restrictions. After the Resale Restrictions with respect to the Shares lapse, upon demand, Company shall promptly cause to be issued a certificate or certificates, registered in the name of Holder or in the name of Holder’s legal representatives, beneficiaries or heirs, as the case may be, evidencing such unrestricted Shares and shall cause such certificate or certificates to be delivered to Holder or Holder’s legal representatives, beneficiaries or heirs, as the case may be, free of the legend or the stop-transfer order referenced above. If a portion of the Shares represented by a certificate remain subject to Resale Restrictions, the Company shall also cause to be issued a certificate representing the portion of the Shares still subject to Resale Restrictions to be issued with the legend and subject to the stop-transfer order and retain possession of such Shares until such time as the Resale Restrictions in respect thereto have lapsed.

9. Miscellaneous.

(a)  Waiver. No waiver of any provision of this Agreement shall be valid unless in writing signed by the waiving party, nor shall any waiver or failure to enforce any right in one instance constitute or be deemed a continuing waiver of that right or of any other right under this Agreement in any other instance.

(b)  Choice of Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Washington without regard to choice or conflict of law principles and provisions. Venue for any suit or proceeding hereunder shall be in the state and federal courts sitting in King County, Washington.

(c)  Savings Clause. If any provision of this Agreement is held to be invalid or unenforceable to any extent, it shall nevertheless be enforced to the fullest extent allowed by law in that and other contexts, and the validity and force of the remainder of this Agreement shall not be affected.

(d)  Notices. All notices required or permitted hereunder shall be given in writing and delivered in person, transmitted by facsimile, delivered via overnight courier or sent by registered or certified mail, postage prepaid and return receipt requested, to the parties at their respective addresses and facsimile numbers, or to such other address/number as a party may subsequently specify in writing. Notice shall be deemed effective upon the earlier of actual receipt, which if by facsimile shall be deemed conclusively determined by electronic confirmation of delivery, the next day following deposit with a national commercial delivery service if sent by overnight courier, or the third business day after the date on which said notice was sent by any other method described above.

(e)  Complete Agreement. This Agreement comprises the entire agreement between the parties in respect to the subject matter hereof. It may be changed only by further written agreement, signed by both parties. It supersedes and merges within it all prior agreements or understandings between the parties, whether written or oral. In interpreting or construing this Agreement, the fact that one or the other of the parties may have drafted this Agreement or any provision shall not be given any weight or relevance.

(f)  Attorney’s Fees and Costs. The prevailing party in any claim, suit or proceeding brought to interpret or enforce the terms of this Agreement shall be entitled to an award of its attorneys fees and costs incurred in every stage of such claim, suit or proceeding, including appeal.

DATED as of the date first above written.

APTIMUS, INC.	HOLDER

By:

Its:	Print Name:

EXHIBIT A

Restricted Shares and Restriction Expiration Schedule

Option Agreement Grant No.	Option Grant Date	Exercise Price	Original Shares Granted	Number of Restricted Shares	Restriction Expiration Schedule*
Pursuant to option vesting schedule in Option Agreement Grant No. ##

* As such expiration schedule may be modified by the terms of that certain Change in Control Agreement, if any, and any amendments thereto, by and between Holder and Company.